Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2012, by and between Visualant, Inc., a Nevada corporation (the “Purchaser”), and Javelin LLC, a Washington limited liability company (the “Seller”).

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase certain assets, properties, and rights of the Seller;

NOW, THEREFORE, in consideration of the covenants, agreements, representations, and warranties contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE  I.

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE; CLOSING

1.1       Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), the Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Seller, the following assets (the “Transferred Assets”):

(a)        All of the Seller’s right, title, and interest in and to the assets listed on Schedule A attached hereto and incorporated herein by this reference.

1.2       Excluded Assets.  Notwithstanding any other provision of this Agreement, the Seller shall retain and shall not transfer to Purchaser the following assets (the “Excluded Assets”):

(a)        All assets not specifically set forth in Schedule A attached hereto and incorporated herein by this reference.

It is understood and agreed that nothing in this agreement shall impair or limit the continuing operation of the Javelin to perform  projects services for clients unrelated to Visualant which activities are specifically excluded from this agreement.  Furthermore, the Javelin may, from time to time and pursuant to this agreement perform business development work for Visualant.

1.3       No Assumption of Liabilities or Obligations.  Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not assume any liabilities or obligations of the Seller and nothing herein shall be construed as imposing any liability or obligation upon the Purchaser other than those specifically provided for herein.

1.4       Purchase Price.

(a)        In consideration of delivering the assets/stock the Sellers shall be issued, in the aggregate, One Million Two Hundred and Fifty Thousand Shares (1,250,000) of common stock of Visualant at the Closing.

(b)       The sum of One Hundred Thousand Dollars ($100,000) which be paid as follows:

i)          Twenty Thousand Dollars ($20,000) at closing.

ii)         Twenty Thousand Dollars ($20,000) every sixty days post-closing for a total of four additional payments totaling Eighty Thousand Dollars ($80,000).

1.5       Allocation of Purchase Price.  The Purchase Price shall be allocated among the Transferred Assets in the manner set forth in a schedule to be delivered by the Purchaser to the Seller on or before the Closing Date.  Neither the Purchaser nor the Seller shall, in connection with any tax return, any refund claim, any litigation or investigation or otherwise, take any position with respect to the allocation of the Purchase Price which is inconsistent with the manner of allocation provided in such schedule.

2.0       Additional Consideration.  In addition, Visualant shall enter into a business development agreement with Javelin in Visualant’s standard form (subject to negotiation and revision by the parties) which shall provide Javelin with a commission of 10% (ten percent) on the gross margin received by Visualant as a result of Javelin’s business development activities. This agreement shall be executed simultaneous with closing of this agreement

ARTICLE  II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise set forth in the schedules attached to this Agreement by reference to specific sections of this Agreement (hereinafter collectively referred to as the “Disclosure Schedule”), the Seller represents and warrants to the Purchaser as set forth below:

2.1       Organization and Good Standing.

(a)        Seller.  The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Washington and is duly qualified to transact business as a limited liability company and is in good standing in every jurisdiction in which the conduct of its business requires it to be so qualified.

2.2       Authorization, etc.  The Seller has full corporate power and authority to enter into this Agreement, all exhibits and schedules hereto, and all agreements contemplated herein (this Agreement and all such exhibits, schedules, and other agreements being collectively referred to herein as the “Acquisition Documents”), to perform its obligations hereunder and thereunder, to transfer the Transferred Assets, and to carry out the transactions contemplated hereby and thereby.

2.3       Title to Transferred Assets.  The Seller owns and has good and marketable title to all Transferred Assets, free and clear of all Liens.

2.4       No Violation.  None of (i) the execution and delivery of this Agreement or any of the other Acquisition Documents by the Seller, (ii) the performance by the Seller of its obligations hereunder or thereunder, (iii) the consummation of the transactions contemplated hereby or thereby after the Closing, will (A) violate any provision of the Certificate of Formation or the Limited Liability Company Agreement of the Seller; (B) violate, or be in conflict with, or constitute a default under or breach of, or permit the termination of, or cause the acceleration of the maturity of, any indenture, mortgage, contract, commitment, debt or obligation of the Seller, which violation, conflict, default, breach, termination, or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations, and accelerations, would have a material adverse effect on the operations, business, assets, or financial condition or the Seller or the Transferred Assets; (C) except for the consent of its members, require the consent of any other party to or result in the creation or imposition of any Lien upon any property or assets of the Seller or the Transferred Assets under any indenture, mortgage contract, commitment, debt or obligation of or to which the Seller is a party or by which the Seller is bound; (D) violate any statute, law, judgment, decree, order, regulation, or rule of any court or governmental authority to which the Seller or the Transferred Assets is subject.

2.5       Consents and Approvals of Governmental Authorities.  No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery, and performance of this Agreement or any of the other Acquisition Documents by the Seller.

2.7       Litigation.  The Seller is not subject to any judgment, order, or decree entered in any lawsuit or proceeding that has materially adversely affected, or that can reasonably be expected to materially adversely affect, the transactions contemplated by this Agreement, the Seller, or the Transferred Assets, including, without limitation, the Seller’s business practices and its ability to acquire any property or conduct business in any way.

2.8       Compliance with Laws.  The Seller is not in violation of, has not been charged with any violation of, or, to the best of its knowledge, is not under any investigation with respect to any charge concerning any violation of any Requirements of Law, in which such violation either singly or in the aggregate with other violations would have a material adverse effect upon the operations, assets, business or financial condition of the Seller.  The Seller is not in default with respect to any order, writ, injunction, or decree of any court, agency, or instrumentality. Without limiting the generality of the foregoing, the Seller is in compliance with (A) all Requirements of Law promulgated by the Occupational Safety and Health Administration, and (B) all environmental Requirements of Law.

2.9       Licenses, Permits, and Authorizations.  The Seller has all approvals, authorizations, consents, licenses, franchises, orders, and other permits (collectively, “Licenses”) of (i) any governmental or regulatory agency, whether federal, state, local or foreign, and (ii) all trade or industry associations, required to permit it to carry on its business as presently conducted, all of which are in full force and effect. Schedule 2.9 hereto sets forth all such Licenses required for the operation of the business of the Seller.

2.10     Disclosure of Confidential Information.  The Seller has fully disclosed, or will disclose to the Purchaser, on or before the Closing Date, all processes, inventions, recipes, methods, formulas, plans, drawings, customer lists, secret information, recipes, and know-how (whether secret or not) known to them or in their possession and usable by the Seller in connection with its business as now conducted or proposed to be conducted.

2.11     Absence of Undisclosed Liabilities.  The Seller does not have any material debt, liability, or obligation of any nature, whether known or unknown, or fixed, absolute, accrued, contingent, or otherwise, except those which (i) have been specifically disclosed in the Disclosure Schedule hereto by reference to the specific section of this Agreement to which such disclosure relates, or (ii) have been incurred since October 1, 2010 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the Seller’s past practice.

2.12     Disclosure.  No representation or warranty by the Seller in this Agreement or any of the other Acquisition Documents (including, without limitation, the Disclosure Schedule), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to the Seller that materially adversely affects, or that might in the future materially adversely affect, the operations, business, assets, properties, or condition, financial or otherwise, of the Seller that has not been set forth in this Agreement or the Disclosure Schedule.

2.13     Brokerage.  No broker or finder has acted directly or indirectly for the Seller or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on the actions or statements of, or agreements, arrangements, or understandings made with the Seller or any of its Affiliates.

ARTICLE  III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as set forth below:

3.1       Corporate Organization, etc.  The Purchaser is on the date hereof, and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

3.2       Authorization, etc.  The Purchaser has full corporate power and authority to enter into this Agreement and the other Acquisition Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby.  The Board of Directors of the Purchaser has taken, or will take before the Closing Date, all actions required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize (i) the execution and delivery of this Agreement and the other Acquisition Documents and (ii) the performance of its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by the Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by the

Purchaser, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Purchaser, enforceable according to their terms (A) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to creditors’ rights, and (B) that the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3       No Violation.  None of (i) the execution and delivery of this Agreement or any other Acquisition Document by the Purchaser, (ii) the performance by the Purchaser of its obligations hereunder or thereunder, or (iii) the consummation of the transactions contemplated hereby or thereby will (A) violate any provision of the Certificate of Incorporation or By-Laws of the Purchaser, (B) violate, or be in conflict with, or permit the termination of, or constitute a default under or breach of, or cause the acceleration of the maturity of, any contract, debt, or other obligation of the Purchaser, which violation, conflict, default, breach, termination or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations and accelerations, would have a material adverse effect on the business, assets or financial condition of the Purchaser, (C) except as set forth in Schedule 3.3 hereof, require the consent of any other party to, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under any agreement or commitment to which the Purchaser is a party or by which the Purchaser is bound, or (D) to the best knowledge and belief of the Purchaser, violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority to which the Purchaser is subject.

3.4       Litigation.  There is no action pending or, to the best knowledge and belief of the Purchaser, threatened against the Purchaser, or any properties or rights of the Purchaser, that questions or challenges the validity of this Agreement or any of the other Acquisition Documents, nor any action taken or to be taken by the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby and the Purchaser does not know of any such action, proceeding, or investigation that may be asserted.

3.5       Disclosure.  No representation or warranty by the Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading.

3.6       Brokerage.  No broker or finder has acted directly or indirectly for the Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on the actions or statements of, or the agreements, arrangements, or understandings made with the Purchaser or its Affiliates.

ARTICLE  V

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of the Purchaser under this Agreement to consummate the Closing on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

5.1       Representations and Warranties True.  The representations and warranties of the Seller contained herein, in the other Acquisition Documents (including, without limitation, all schedules and exhibits hereto and thereto) and in all certificates and documents delivered by the Seller shall be true and accurate as of the Closing Date, except for changes permitted or contemplated by this Agreement.

5.2       Performance.  The Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement or the other Acquisition Documents to be performed or complied with by them on or before the Closing Date.

5.3       Consents.  All filings with and consents from government agencies and third parties required to consummate the transactions contemplated hereby and by the other Acquisition Documents shall have been made or obtained except to the extent that making any such filing or obtaining any such consent has been waived in writing by the Purchaser or the failure to obtain any such consent or make any such filing would not have a material adverse effect on the assets, properties, operations, business, or condition, financial or otherwise, of the Seller or the transactions contemplated hereby or by the other Acquisition Documents.

5.4       Certificates of the Seller.  The Seller shall have furnished such certificates of its officers and others as may reasonably be required by the Purchaser to evidence compliance with the conditions set forth in this Article 5.

ARTICLE  VI

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of the Seller under this Agreement to consummate the Closing on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions.

6.1       Representations and Warranties True.  The representations and warranties of the Purchaser contained herein, in the other Acquisition Documents (including, without limitation, all schedules and exhibits hereto and thereto), and in all certificates and documents delivered by the Purchaser, shall be true and accurate as of the Closing Date, except for changes permitted or contemplated by this Agreement.

6.2       Performance.  The Purchaser shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.3       Consents.  All filings with and consents from government agencies required to consummate the transactions contemplated hereby shall have been made or obtained unless the failure to obtain any such consent or make any such filing would not have an adverse effect on the assets, properties, operations, business or conditions, financial or otherwise, of the Seller or the transactions contemplated hereby or by any other Acquisition Document.

6.4       Certificates.  The Purchaser shall have furnished such certificates of its officers to evidence compliance with the conditions set forth in this Article 6 as may be reasonably requested by the Seller.

ARTICLE  VII

CLOSING; CLOSING DATE

7.1       Closing.  The closing (the “Closing”) will be held at the offices of Visualant, Inc. at  3:00PM on July 31, 2012, or at such other time and place as the parties hereto may mutually agree upon in writing (the “Closing Date”), at which Closing the documents and instruments referred to in Articles V and VI hereof will be delivered by the parties.

ARTICLE  VIII

CERTAIN POST-CLOSING COVENANTS

8.1       Non-Competition.

(a)       The Purchaser and the Seller agree that the Purchase Price was fixed on the basis that the transfer of the Transferred Assets to the Purchaser would provide the Purchaser with the full benefit and good will of the Seller as it existed on the Closing Date. The Seller acknowledges that it is proper for the Purchaser to have assurance that the value of the Transferred Assets will not be diminished by acts of the Seller after the Closing Date. Accordingly, the Seller covenants and agrees that, commencing on the Closing Date and ending on  July 31, 2016, it will not (i) directly or indirectly compete with, or own, manage, operate, or control or participate in the ownership, management, operation or control of, or provide consulting services to, any business, firm, corporation, partnership, person, proprietorship or other entity which is conducting any business which competes with the Spectral Pattern Matching (“SPM”) business of the Seller as constituted on the Closing Date or as constituted thereafter before July 31, 2016 to the extent reflecting a reasonable extension of the Seller’s line or lines of business as constituted on the Closing Date (the “Restricted Business”), except that the work of the Javelin and its principals involving optics and photonics may continue without constraint insofar as it does not compete with SPM.  The foregoing provisions shall not apply to investments in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which shall have an aggregate market value, at the time of acquisition, of less than two per cent of the outstanding shares of such stock of such corporation.

(b)       If the Seller commits a breach, or threatens to commit a breach, of any of the provisions of this Section 8.1, the Purchaser shall have the right and remedy, in addition to any others, to have the provisions of this Section 8.3 specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and understood by the Seller that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy therefor.

ARTICLE IX

INDEMNIFICATION

9.1       Survival.  Notwithstanding (i) the making of this Agreement, (ii) any examination made by or on behalf of the parties hereto, and (iii) the Closing hereunder, (A) the representations and warranties of the parties contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall survive until the fifth anniversary of the Closing Date, except for those representations and, shall survive until expiration of the applicable statute of limitations for the underlying cause of action and (B) the covenants and agreements required to be performed after the Closing pursuant to any provision of this Agreement, including this Article 9, shall survive until fully performed or fulfilled. No action for indemnification pursuant to Sections 9.2(c) or 9.3(c) may be brought after the applicable expiration date, provided, however, that if before such date one party hereto has notified the other party hereto of a claim for indemnity hereunder (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance herewith.

9.2       Indemnification by the Seller.  The Seller, its successors, and assigns shall indemnify and hold the Purchaser and its successors and assigns harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and legal, accounting, and other expenses in connection therewith) (collectively, the “Damages”) incurred by the Purchaser and its successors and assigns in connection with each and all of the following.

(a)       Any claim by any person or other entity for any broker’s or finder’s fee or similar fee charged for commission that arises from any action, statement, or commitment made by the Seller or its agents or Affiliates.

(b)       Any breach or other failure to perform any covenant, agreement, or obligation of the Seller contained in this Agreement, any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby.

9.3       Indemnification by the Purchaser.  The Purchaser and its successors and assigns shall indemnify the Seller and its successors and assigns in respect of any and all Damages incurred by the Seller and its successors and assigns in connection with each and all of the following.

(a)       The claim by any person for any broker’s or finder’s fee or similar fee charged for commission that arises from any actions, statements, or commitments made by the Purchaser or its agents or Affiliates.

(b)       The breach or other failure to perform any covenant, agreement, or obligation of the Purchaser contained in this Agreement or any other Acquisition Document or any other instrument, including all certificates contemplated hereby or thereby.

(c)       Any breach of any representation or warranty by the Purchaser contained in this Agreement or any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby but only to the extent that the Damages arising in connection with such breaches exceed the value of this transaction in the aggregate.

9.4       Notice and Defense of Claim.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall provide written notice to the other party (the “Indemnifying Party”) within 60 (sixty) days of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, the facts constituting the basis for such claim. In connection with any claim giving rise to indemnity hereunder, resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall not be obligated to, defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

ARTICLE  XI

OTHER AGREEMENTS

11.1     Amendment and Modification; Waiver of Compliance.  Subject to the applicable law, this Agreement may be amended, modified, and supplemented only by written agreement signed by the Purchaser and the Seller. Any failure by any party to this Agreement to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.1.

11.2     Fees and Expenses.  Except as otherwise provided herein, each of the parties hereto will pay its own fees and expenses (including attorneys’ and accountants’ fees, legal costs, and expenses) incurred in connection with this Agreement, the other Acquisition Documents and the consummation of the transactions contemplated hereby and thereby.

11.3     Notices.  All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, overnight courier, or mailed certified or registered mail with postage prepaid as follows.

(a)	If to the Purchaser, to:	Visualant, Inc. 500 Union Street, Suite 406 Seattle, WA 98101 Attention: Ron Erickson

(b)	If to the Seller, to:	Javelin LLC 1080 West Ewing Place #A-7 Seattle, WA 98119 Attention: Peter Purdy

With a copy to:	Javelin LLC 1080 West Ewing Place, #A-7 Seattle, WA 98119 Attention: Matthew Creedican

11.4     Public Announcements.  Neither the Purchaser nor the Seller nor the representatives of any of them shall make any public announcement with respect to this Agreement, the other Acquisition Documents, or the transactions contemplated hereby or thereby without the prior written consent of the other parties.

11.5     Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all the other parties.

11.6     Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to the conflict of laws principles thereof.

11.7     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8     Headings.  The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.9     Entire Agreement.  This Agreement, including the Disclosure Schedule, the exhibits hereto and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter, including, by way of illustration and not by limitation, any term sheet agreed to by the parties hereto prior to the date hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

11.10   Definitional Provisions.  All terms defined in this Agreement shall have such defined meanings when used in any exhibit, schedule, or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above stated.

/s/ Ron Erickson

By: Ron Erickson

Chief Executive Officer

Visualant, Inc.

Date: July 31, 2012

AGREED AND ACCEPTED:

Javelin LLC

/s/ Peter Purdy

By: Peter Purdy

Manager

Date: July 31, 2012

/s/ Matthew Creedican

By: Matthew Creedican

Manager

Date: July 31, 2012

SCHEDULE A

List of Transferred Assets

1.1       Assets To Be Acquired.  The assets to be acquired include, but are not limited, to the following:

a.

All licenses to the Visualant technology which is definitively described to include the intellectual property explicitly described in the seven provisional patent applications and the three full patent applications of the Company.

b.	All intellectual property relating to the aforementioned Visualant technology

c.	All trade secrets and know how relating to the aforementioned Visualant technology

1.2       Excluded Assets.  The assets to be excluded are as follows:

a.	None

Seller’s Disclosure Schedule

None